Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2019 Results

WALTHAM, Mass. (April 24, 2019) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended March 30, 2019.

First Quarter 2019 Highlights

•	First quarter revenue increased to $6.12 billion.

•	First quarter GAAP diluted earnings per share (EPS) increased 41% to $2.02.

•	First quarter adjusted EPS increased 12% to $2.81.

•
Launched a range of new products, including two Thermo Scientific instruments for materials analysis — the Nicolet Summit FTIR spectrometer and the Helios 5 DualBeam scanning electron microscope — and in specialty diagnostics, received FDA clearance for a new ImmunoCAP test for peanut allergy.

•	Recently opened new Customer Solution Centers in Beijing and Delhi to help scientists in the food and beverage industry develop advanced analytical workflows that improve food quality and safety.

•
Announced $150 million expansion of our pharma services sites in Italy and North Carolina to increase capacity and capabilities of our global sterile manufacturing network and meet growing customer demand for biologics development and manufacturing services.

•	Announced agreement to acquire Brammer Bio, a leader in viral vector manufacturing, for $1.7 billion, significantly expanding our capabilities in the fast-growing gene and cell therapy market.

•	Repurchased $750 million of stock and increased our dividend by 12 percent.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to deliver another quarter of excellent growth on the top and bottom line,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our teams are strengthening our competitive position by successfully executing our growth strategy - a combination of launching great new products, leveraging our scale in high-growth and emerging markets, and enhancing our unique value proposition to be the strongest partner possible for our customers.

“I’m especially excited about our pending acquisition of Brammer Bio, which we announced in March. As a leader in viral vector manufacturing, Brammer Bio helps pharma and biotech customers deliver breakthrough gene and cell therapies to patients with rare diseases. We also continue to deploy capex to expand our pharma services capacity and capabilities in the U.S. and Europe to meet increasing customer demand and ultimately make a difference for countless patients and their families.”

Casper added, “We’re off to a strong start, and we’re on track to deliver another outstanding year.”

First Quarter 2019

Revenue for the quarter grew 5% to $6.12 billion in 2019, versus $5.85 billion in 2018. Organic revenue growth was 7%; acquisitions increased revenue by 1% and currency translation decreased revenue by 3%.

GAAP Earnings Results

GAAP diluted EPS in the first quarter of 2019 increased 41% to $2.02, versus $1.43 in the same quarter last year. GAAP operating income for the first quarter of 2019 grew to $0.92 billion, compared with $0.79 billion in the year-ago quarter. GAAP operating margin increased to 15.0%, compared with 13.4% in the first quarter of 2018.

Non-GAAP Earnings Results

Adjusted EPS in the first quarter of 2019 increased 12% to $2.81, versus $2.50 in the first quarter of 2018. Adjusted operating income for the first quarter of 2019 grew 7% compared with the year-ago quarter. Adjusted operating margin was 22.4%, compared with 22.0% in the first quarter of 2018.

2019 Guidance Update

Thermo Fisher is raising its 2019 revenue and earnings guidance to reflect strong operational performance and the acquisition of Brammer Bio, partially offset by a more adverse foreign exchange environment. The company is raising its revenue guidance to a new range of $25.17 to $25.47 billion versus its previous guidance of $24.88 to $25.28 billion. This would result in 3 to 5% revenue growth over 2018. The company is raising its adjusted EPS guidance to a new range of $12.08 to $12.22, versus its previous guidance of $12.00 to $12.20, for 9 to 10% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the first quarter of 2019, Life Sciences Solutions Segment revenue grew 7% to $1.61 billion, compared with revenue of $1.50 billion in the first quarter of 2018. Segment adjusted operating margin increased to 34.9%, versus 34.5% in the 2018 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 5% to $1.32 billion in the first quarter of 2019, compared with revenue of $1.26 billion in the first quarter of 2018. Segment adjusted operating margin increased to 21.3%, versus 19.6% in the 2018 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue increased 1% to $0.96 billion in the first quarter of 2019, compared with revenue of $0.95 billion in the first quarter of 2018. Segment adjusted operating margin was 25.3%, versus 25.6% in the 2018 quarter.

Laboratory Products and Services Segment

In the first quarter of 2019, Laboratory Products and Services Segment revenue grew 4% to $2.51 billion, compared with revenue of $2.41 billion in the first quarter of 2018. Segment adjusted operating margin was 11.3%, versus 11.6% in the 2018 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. Based on acquisitions closed through the end of the first quarter of 2019, adjusted EPS will exclude approximately $3.23 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 24, 2019, at 8:30 a.m. Eastern time. To listen, dial (877) 273-7122 within the U.S. or (647) 689-5496 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 10, 2019.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $24 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers' capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to our acquisition of Brammer Bio or other recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2018, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	March 30,	% of	March 31,	% of
(In millions except per share amounts)	2019	Revenues	2018	Revenues

Revenues	$6,125		$5,853
Costs and Operating Expenses:
Cost of revenues (c)	3,293	53.8%	3,144	53.7%
Selling, general and administrative expenses (d)	1,231	20.1%	1,200	20.5%
Amortization of acquisition-related intangible assets	422	6.9%	444	7.6%
Research and development expenses	248	4.0%	234	4.0%
Restructuring and other costs, net (e)	11	0.2%	45	0.8%
	5,205	85.0%	5,067	86.6%
Operating Income	920	15.0%	786	13.4%
Interest Income	67		20
Interest Expense	(189)		(163)
Other Income (Expense), Net (f)	19		(9)
Income Before Income Taxes	817		634
Provision for Income Taxes (g)	(2)		(55)
Net Income	$815	13.3%	$579	9.9%

Earnings per Share:
Basic	$2.04		$1.44
Diluted	$2.02		$1.43
Weighted Average Shares:
Basic	400		402
Diluted	403		406

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$920	15.0%	$786	13.4%
Cost of Revenues Charges (c)	6	0.1%	3	0.1%
Selling, General and Administrative Charges, Net (d)	11	0.2%	8	0.1%
Restructuring and Other Costs, Net (e)	11	0.2%	45	0.8%
Amortization of Acquisition-related Intangible Assets	422	6.9%	444	7.6%
Adjusted Operating Income (b)	$1,370	22.4%	$1,286	22.0%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$815		$579
Cost of Revenues Charges (c)	6		3
Selling, General and Administrative Charges, Net (d)	11		8
Restructuring and Other Costs, Net (e)	11		45
Amortization of Acquisition-related Intangible Assets	422		444
Other (Income) Expense, Net (f)	(7)		8
Benefit from Income Taxes (g)	(125)		(75)
Adjusted Net Income (b)	$1,133		$1,012

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.02		$1.43
Cost of Revenues Charges, Net of Tax (c)	0.01		0.01
Selling, General and Administrative Charges, Net of Tax (d)	0.02		0.02
Restructuring and Other Costs, Net of Tax (e)	0.02		0.09
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.81		0.88
Other (Income) Expense, Net of Tax (f)	(0.01)		0.01
(Benefit from) Provision for Income Taxes (g)	(0.06)		0.06
Adjusted EPS (b)	$2.81		$2.50

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$649		$78
Purchases of Property, Plant and Equipment	(201)		(118)
Proceeds from Sale of Property, Plant and Equipment	6		2
Free Cash Flow	$454		$(38)

Segment Data	Three Months Ended
	March 30,	% of	March 31,	% of
(In millions)	2019	Revenues	2018	Revenues

Revenues
Life Sciences Solutions	$1,607	26.2%	$1,499	25.6%
Analytical Instruments	1,322	21.6%	1,257	21.5%
Specialty Diagnostics	957	15.6%	947	16.2%
Laboratory Products and Services	2,513	41.0%	2,413	41.2%
Eliminations	(274)	-4.4%	(263)	-4.5%
Consolidated Revenues	$6,125	100.0%	$5,853	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$561	34.9%	$517	34.5%
Analytical Instruments	282	21.3%	246	19.6%
Specialty Diagnostics	242	25.3%	243	25.6%
Laboratory Products and Services	285	11.3%	280	11.6%
Subtotal Reportable Segments	1,370	22.4%	1,286	22.0%

Cost of Revenues Charges (c)	(6)	-0.1%	(3)	-0.1%
Selling, General and Administrative Charges, Net (d)	(11)	-0.2%	(8)	-0.1%
Restructuring and Other Costs, Net (e)	(11)	-0.2%	(45)	-0.8%
Amortization of Acquisition-related Intangible Assets	(422)	-6.9%	(444)	-7.6%
GAAP Operating Income (a)	$920	15.0%	$786	13.4%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2019 and 2018 include i) $6 and $3, respectively, of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2019 and 2018 include i) $11 and $8, respectively, of certain third-party expenses, principally transaction/integration costs related to recently announced acquisitions and a divestiture.

(e) Reported results in 2019 and 2018 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $6 of net charges for litigation and $3 of hurricane response costs.

(f) Reported results in 2019 include $7 of gains from investments. Reported results in 2018 include $6 of net losses from investments and $2 of losses on the early extinguishment of debt.
(g) Reported provision for income taxes includes i) $102 and $99 of incremental tax benefit in 2019 and 2018, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $4 and $3 in 2019 and 2018, respectively, of incremental tax provision from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes; and iii) $27 and $(21) of incremental tax benefit (provision) in 2019 and 2018, respectively, to adjust the impacts of U.S. tax reform legislation based on new guidance/regulations issued during the period.

Notes:
Consolidated depreciation expense is $133 and $131 in 2019 and 2018, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	March 30,	December 31,
(In millions)	2019	2018

Assets
Current Assets:
Cash and cash equivalents	$1,106	$2,103
Accounts receivable, net	4,155	4,136
Inventories	3,124	3,005
Other current assets	1,554	1,381
Total current assets	9,939	10,625
Property, Plant and Equipment, Net	4,192	4,165
Acquisition-related Intangible Assets	14,489	14,978
Other Assets	1,740	1,117
Goodwill	25,236	25,347
Total Assets	$55,596	$56,232

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$1,336	$1,271
Other current liabilities	4,562	4,876
Total current liabilities	5,898	6,147
Other Long-term Liabilities	5,193	4,780
Long-term Obligations	16,812	17,719
Total Shareholders' Equity	27,693	27,586
Total Liabilities and Shareholders' Equity	$55,596	$56,232

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	March 30,	March 31,
(In millions)	2019	2018

Operating Activities
Net income	$815	$579

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	555	575
Change in deferred income taxes	(106)	(121)
Other non-cash expenses, net	62	70
Changes in assets and liabilities, excluding the effects of acquisitions	(677)	(1,025)
Net cash provided by operating activities	649	78

Investing Activities
Acquisitions, net of cash acquired	(1)	(57)
Purchases of property, plant and equipment	(201)	(118)
Proceeds from sale of property, plant and equipment	6	2
Other investing activities, net	15	(6)
Net cash used in investing activities	(181)	(179)

Financing Activities
Repayment of debt	(1)	(453)
Net proceeds from issuance of commercial paper	100	1,306
Repayment of commercial paper	(787)	(1,124)
Purchases of company common stock	(750)	—
Dividends paid	(68)	(60)
Net proceeds from issuance of company common stock under employee stock plans	81	39
Other financing activities, net	—	(50)
Net cash used in financing activities	(1,425)	(342)

Exchange Rate Effect on Cash	(32)	57
Decrease in Cash, Cash Equivalents and Restricted Cash	(989)	(386)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	2,117	1,361
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,128	$975

Free Cash Flow (a)	$454	$(38)

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.